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                                                                    EXHIBIT 3.17


                          CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                             PUBLIC STORAGE, INC.,
                            a California corporation

              [As Filed in the Office of the Secretary of State of
                   the State of California December 4, 1996]


     Harvey Lenkin and Sarah Hass certify that:

     1. They are the President and Secretary, respectively, of Public Storage, Inc., a California corporation (the "Corporation").

     2. Article III of the Corporation's Articles of Incorporation is amended in its entirety to read as follows:


                                      "III

     (a) This corporation is authorized to issue only four classes of shares to be designated respectively "Preferred Stock," "Common Stock," "Class B Common Stock" and "Equity Stock" and referred to herein either as Preferred Stock or Preferred shares, Common Stock or Common shares, Class B Common Stock or Class B Common shares or Equity Stock or Equity shares. The total number of shares which this corporation is authorized to issue is Four Hundred Fifty-Seven Million (457,000,000); the number of Preferred shares shall be Fifty Million (50,000,000) of the par value of One Cent ($.01) each, the number of Common shares shall be Two Hundred Million (200,000,000) of the par value of Ten Cents ($.10) each, the number of Class B Common shares shall be Seven Million (7,000,000) of the par value of Ten Cents ($.10) each and the number of Equity shares shall be Two Hundred Million (200,000,000) of the par value of One Cent ($.01) each.

     (b) The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     (c) (1) Subject to any preference with respect to the Preferred shares or the Equity shares and the provisions of this subparagraph (c)(1), the Common shares and the Class B Common shares shall be entitled to distributions out of funds legally available therefor, when, as and if declared by the Board of Directors. The Class B Common shares shall not be entitled to participate in distributions until the later to occur of (i) "funds from operations per Common Share" (as defined below) aggregating $1.80
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during any four consecutive calendar quarters or (ii) January 1, 2000;
thereafter, the Class B Common shares will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the Common shares, provided that cumulative distributions from September 30, 1995 at the rate of at least $.22 per share per quarter (subject to appropriate adjustment for stock splits, reverse stock splits and stock dividends) have been paid on the Common shares.

     (2) In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, subject to any preference with respect to the Preferred shares or the Equity shares, the entire assets of this corporation available for distribution to shareholders shall be distributed ratably among the Common shares. The Class B Common shares shall not be entitled to any distributions in respect of a liquidation, dissolution or winding up of this corporation.

     (3) The Class B Common shares shall not have any voting powers either general or special, except as required by law.

     (4) (i) The Class B Common shares shall automatically convert into and become an equal number of Common shares upon the later to occur of (A) funds from operations per Common Share (as defined below) aggregating $3.00 during any four consecutive calendar quarters or (B) January 1, 2003.

          (ii)      As used above:

                    (A) Funds from operations ("FFO") means net income (loss) (computed in accordance with generally accepted accounting principles) before (1) gain (loss) on early extinguishment of debt, (2) minority interest in income and (3) gain (loss) on disposition of real estate, adjusted as follows: (1) plus depreciation and amortization (including this corporation's pro rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the merger of Public Storage Management, Inc. into this corporation) and (2) less FFO attributable to minority interest.

                    (B) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the number of outstanding weighted average shares of Common Stock (assuming conversion of all outstanding convertible securities and the Class B Common shares).

          (iii) If this corporation subdivides or combines its outstanding shares of Common Stock into a greater or smaller number of shares, or sets a record date for the purpose of entitling the holders of its Common Stock to receive a dividend or other distribution payable in Common Stock, then in each case, the then outstanding Class B Common Stock shall be treated equally and shall, as appropriate, (A) be subdivided or combined in the same proportion as the Common Stock is subdivided or combined or (B) receive the same proportionate dividend or distribution payable, respectively, in shares of Class B Common Stock as paid or issued with respect to the Common Stock.

          (iv) This corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding Class B Common Stock and shall take all such action and obtain all permits or orders that may be necessary to enable this corporation lawfully to issue Common Stock upon the conversion of the Class B Common Stock.

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     (d) The Equity shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Equity shares and to determine the designation of any such series.
The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Equity shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The dividend and liquidation rights of the Equity shares shall be junior to the Preferred shares and may be senior to, junior to, or pari passu with, the Common shares or Class B Common shares."

     3. The foregoing amendment of Articles of Incorporation was approved by the Board of Directors of the Corporation.

     4. The foregoing amendment was approved by the required vote of the shareholders of the Corporation entitled to vote, in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 77,022,636 shares of Common Stock, 58,955 shares of Convertible Preferred Stock, Series CC and 7,000,000 shares of Class B Common Stock. None of the Convertible Participating Preferred Stock is outstanding. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The required vote was (i) a majority of the outstanding shares of Common Stock, (ii) a majority of the outstanding shares of the Common Stock and Convertible Preferred Stock, Series CC voting together as a class and (iii) a majority of the outstanding shares of Class B Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  December 3, 1996


                                  /s/ HARVEY LENKIN
                                 -------------------------------
                                 Harvey Lenkin, President



                                  /s/ SARAH HASS
                                 ----------------------------------
                                 Sarah Hass, Secretary

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